Exhibit 10.4.3

ONEBEACON’S 2009 MANAGEMENT INCENTIVE PLAN

Purpose

The Management Incentive Plan (MIP) is an integral part of the total compensation program for managers and certain senior key individual contributors. Its primary purpose is to focus attention on 2009 profitability goals and to reward eligible participants for the achievement of those goals.

Eligibility

The Plan is limited to home office and field office senior staff who have a significant impact on OneBeacon’s operating results.

Target Awards

Target awards for all participants are expressed as a percent of salary.

Performance Measures

The Corporate MIP pool will be established based upon achievement of a 95% GAAP combined ratio for total OneBeacon operations. At a corporate combined ratio of 95%, the plan will fund an amount equal the sum of each of the plan’s participant’s potential award at their target bonus percentage. The OneBeacon Insurance Group, Ltd. Compensation Committee (the “Compensation Committee”) may adjust the size of the pool based on under or over achievement of the company’s target combined ratio and other objectives at its sole discretion.

Individual Awards

Each business unit will be judged against a number of metrics including, where appropriate, a combined ratio target, agreed to in advance with the President of OneBeacon.  Generally these targets will relate to the aggregate financial plan rolled up by branch and line of business, but the targets will not always match the plan (in many cases, the targets are more aggressive). If the combined ratio target is achieved, in conjunction with other business metrics, the business may be awarded 100% of its indicated share of the corporate pool. Businesses failing to reach target may or may not, at the discretion of the President, receive a reduced, partial allocation of the pool. Businesses exceeding objectives may receive greater than 100% of indicated allocation.  In no event will the sum of the performance adjusted business unit pools be greater than the performance adjusted company pool as authorized by the Compensation Committee.

Within each business, it will be the prerogative of the business leader, with guidance from and after consultation with the company President, to further allocate the business’ pool amount to the constituent branches, lines of business and individuals, based upon performance against targets established within the business. It will be the responsibility of the business leader, with guidance from the President, to establish appropriate targets for the constituent branches, lines of business, departments, or individuals at the outset of the MIP year.

For corporate or administrative functions that support all or multiple regions or businesses, MIP individuals will receive allocations from the corporate pool based upon attainment of their department and individual MIP goals for 2009.

The salary used to determine the amount of the individual awards will be that in effect at the end of the plan year (12/31/09).

Plan Participation for New Hires

Employees hired during the plan year are eligible to participate in the MIP.  Awards will be pro-rated specifically based on date of hire.

Payment of Awards

Unless payment is deferred in accordance with an election made by the participant in accordance with procedures adopted by OneBeacon Insurance Company, payment of any MIP award shall be made by the Company no later than 2 1/2 months after the end of the Company’s fiscal year in which such MIP award is earned, but in any event not prior to the Compensation Committee’s review and evaluation of performance results following the end of the plan year.  In all cases, no payment will be made until the Compensation Committee approves the overall corporate performance factor and performance adjusted MIP pool and no payment will be made to the CEO or any of the other executive officers without specific approval from the Committee.

Special Circumstances

The Compensation Committee may, in its sole discretion, also recognize extraordinary conditions or circumstances in determining payment levels.

In the event of termination prior to the payment of awards, no incentive payments will be made.  However, in the event of retirement or reduction in force at or after the end of the plan year, but before payment is made, incentive payments may be made if approved by the senior business leader. Payment shall be contingent upon the participant signing a OneBeacon Agreement and Release as consideration for all incentive payments. No participant who was terminated prior to the payment of awards due to a reduction in force may be considered for an incentive payment unless the participant also signed the Agreement and Release provided to the participant at the time of termination within the time period specified in the Agreement and Release. For purposes of the plan, “retirement” shall mean termination of service with the company, other than for cause, at any time after attaining age sixty (60) or termination of service under circumstances which the Committee deems equivalent to retirement. These exceptions will be made on a case by case basis. In the event of death or disability, the plan participant or beneficiary may be considered for a partial award payment if approved by the senior business leader.

In no way does eligibility in this plan imply an obligation of payment on the part of OneBeacon nor should it be construed as a promise of continued employment.

Effect on Benefit Plans

Amounts paid under the terms of this plan will not be counted for purposes of determining compensation under any employee benefit plan sponsored by OneBeacon.

Plan Continuation

Notwithstanding any of the aforementioned, the plan may be amended or terminated, in whole or in part, at any time, by the Compensation Committee.